Exhibit 10.7
UDEMY, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
(Originally adopted and approved September 15, 2021, and effective as of October 28, 2021; as amended May 12, 2023 and November 16, 2023)
Udemy, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2021 Equity Incentive Plan, as amended from time to time (or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or any similar term in the equity plan then in place under which such equity award is granted) (such applicable plan, the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.
1.Cash Compensation.
a.Annual Cash Retainers for Service as Outside Director. Each Outside Director will be paid a cash retainer of $40,000 per year. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
b.Additional Annual Cash Retainers for Service as Chairperson, Lead Independent Director, Committee Chair, and Committee Member. Each Outside Director who serves as the Chairperson, Lead Independent Director, or chair or a member of a committee of the Board will be eligible to earn additional annual fees as follows:

Chairperson of the Board:	$60,000
Lead Independent Director:	$20,000
Audit Committee Chair:	$20,000
Member of Audit Committee:	$10,000
Compensation Committee Chair:	$14,000
Member of Compensation Committee:	$7,000
Nominating and Governance Committee Chair:	$8,000
Member of Nominating and Governance Committee:	$4,000
For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided that the Outside Director who serves as the Chairperson or Lead Independent Director will receive the annual fee as an Outside Director and the additional annual fee as the Chairperson or Lead Independent Director.
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c.Payments. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than 30 days following the end of such immediately preceding Fiscal Quarter. For purposes of clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof) during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities.
2.Elections to Receive Restricted Stock Units in Lieu of Cash Retainer Payments.
a.Retainer Awards. Each Outside Director may elect to convert all or a portion of his or her cash retainer payments with respect to a calendar year into a number of Restricted Stock Units (“Retainer RSUs”, and an Award of such Retainer RSUs, a “Retainer Award”) with a Value on the date of grant equal to the amount of the applicable cash retainer payments to which the Retainer Award relates, provided that any resulting fraction shall be rounded down to the nearest whole Share (such election, a “Retainer RSU Election”). Retainer Awards shall be subject to certain terms and conditions as provided for in Section 3, below.
b.Retainer RSU Election Mechanics. Each Retainer RSU Election must be submitted to the Company’s Legal department in the form and manner specified by the Board or Compensation Committee. An individual who fails to make a timely Retainer RSU Election shall not receive Retainer Awards and instead shall receive the applicable cash retainer payments. Retainer RSU Elections must comply with the following timing requirements:
i.Initial Election. Each individual who first becomes an Outside Director may make a Retainer RSU Election with respect to cash retainer payments scheduled to be paid in the same calendar year as such individual first becomes an Outside Director (the “Initial Election”). The Initial Election must be submitted to the Company’s Legal department on or prior to the date that the individual first becomes an Outside Director (the “Initial Election Deadline”), and the Initial Election shall become irrevocable effective as of the Initial Election Deadline.
ii.Annual Election. Subject to the last sentence of this paragraph, by no later than December 31 of each calendar year, or such earlier deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is an Outside Director as of immediately prior to the Annual Election Deadline may make a Retainer RSU Election with respect to cash retainer payments relating to services to be performed in the following calendar year and otherwise scheduled to be paid following the completion of those services (the “Annual Election”). The Annual Election must be submitted to the Company’s Legal department on or prior to the applicable Annual Election Deadline and shall become irrevocable effective as of the Annual Election Deadline. For avoidance of doubt, the Annual Election Deadline hereunder for cash retainer payments earned for service in 2024 shall be December 31, 2023.
c.Termination Prior to Date of Grant of Retainer Award. If an Outside Director who has made a valid Retainer RSU Election ceases to be an Outside Director prior to the applicable grant date of the Retainer Award to which the Retainer RSU Election relates, as specified in Section 3 of this Policy, the Retainer RSU Election will be treated as cancelled, and the Outside Director will be eligible to receive a prorated payment of the Outside Director’s applicable cash retainer for the Fiscal Quarter to which such cash retainer relates, calculated based on the number of days during the applicable Fiscal Quarter the Outside Director served in

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the relevant capacities, in accordance with Section 1(c) of this Policy (such payment, the “Prorated Cash Retainer Payment”). Notwithstanding the foregoing, any Deferral Election (as defined in Section 3(f) of this Policy) that would have applied to a Retainer Award that is not granted due to the cancellation of the applicable Retainer RSU Election will continue to apply to the corresponding Prorated Cash Retainer Payment.

3.Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 3 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
a.No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards, except as provided in Sections 3(e) and 10 below.
b.Initial Awards. Each individual who first becomes an Outside Director will be granted an award of Restricted Stock Units (an “Initial Award”) covering a number of Shares having a Value (as defined below) of $380,000, with any resulting fraction rounded down to the nearest whole Share. The Initial Award will be granted automatically on the first Trading Day on or after the date on which such individual first becomes an Outside Director (the first date as an Outside Director, the “Initial Start Date”), whether through election by the Company’s stockholders or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award. Each Initial Award will be scheduled to vest as follows: One third (1/3rd) of the Shares subject to the Initial Award will be scheduled to vest each year following the grant date on the same day of the month as the grant date (or, if there is no corresponding day in a particular month, then the last day of that month), in each case subject to the Outside Director continuing to be an Outside Director through the applicable vesting date.
c.Annual Award. On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting”), each Outside Director automatically will be granted an award of Restricted Stock Units (an “Annual Award”) covering a number of Shares having a Value of $190,000; provided that the first Annual Award granted to an individual who first becomes an Outside Director will have a Value equal to the product of (A) $190,000 multiplied by (B) a fraction, (i) the numerator of which is the number of fully completed days between the applicable Initial Start Date and the date of the first Annual Meeting to occur after such individual first becomes an Outside Director, and (ii) the denominator of which is 365; and provided further that any resulting fraction shall be rounded down to the nearest whole Share. Each Annual Award will be scheduled to vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next Annual Meeting following the grant date, in each case subject to the Outside Director continuing to be an Outside Director through the applicable vesting date.
d.Retainer Awards. Subject to Section 2(c) of this Policy, Retainer Awards will be granted on March 31, June 30, September 30 and December 31, as applicable, immediately following the end of the Fiscal Quarter for which the corresponding cash retainer payment was earned, except that if such date is not a trading day, the associated grant of the applicable Retainer Award shall occur on the next trading day following such date. Each Retainer Award will be fully vested on the date of grant.
e.Additional Terms of Initial Awards, Annual Awards and Retainer Awards. Each Initial Award, Annual Award and Retainer Award will be granted under and subject to the

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terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Compensation Committee, as applicable, for use thereunder. For purposes of this Policy, “Value” means the grant date fair value as determined in accordance with U.S. generally accepted accounting principles, or such other methodology the Board or any committee of the Board designed by the Board with appropriate authority (the “Designated Committee”), as applicable, may determine prior to the grant of the applicable Award becoming effective. The Board or the Designated Committee, as applicable and in its discretion, may change and otherwise revise the terms of Initial Awards, Annual Awards and Retainer Awards granted under this Policy, including, without limitation, the number of Shares subject thereto and type of Award.
f.Deferral of Awards. Unless and until otherwise determined by the Board or the Compensation Committee, each Outside Director may elect to defer the delivery of the Shares subject to any Restricted Stock Units granted under this Policy pursuant to an Initial Award, Annual Award or Retainer Award that would otherwise be delivered to such Outside Director on or following the date such Award vests pursuant to the terms of this Section 3, as applicable (the “Deferral Election”). Any Deferral Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A (as defined below), unless otherwise specifically determined by the Board or the Compensation Committee. Deferral Elections shall be made pursuant to a form of deferral election as approved by the Board or the Compensation Committee.
4.Other Compensation and Benefits. Outside Directors also may be eligible to receive other compensation and benefits, as may be determined by the Board or its Designated Committee, as applicable, from time to time.
5.Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards as of immediately prior to a Change in Control, including any Initial Awards and Annual Awards, provided that the Outside Director continues to be an Outside Director through the date of the Change in Control.
6.Annual Compensation Limit. No Outside Director may be granted Awards with Values, and be provided cash retainers or fees, with amounts that, in any Fiscal Year, in the aggregate, exceed $750,000, provided that, in the Fiscal Year containing an Outside Director’s Initial Start Date, such limit will be increased to $1,500,000. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, will be excluded for purposes of the foregoing limit.
7.Travel Expenses. Each Outside Director’s reasonable, customary, and properly documented out-of-pocket travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.
8.Code Section 409A. Except as provided otherwise in Section 2(c) of this Policy, in no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Code Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt or excepted from or otherwise comply with the requirements of Code Section 409A so that none of the compensation to be

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provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company Group have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director or any other person for any taxes imposed, or other costs incurred, as a result of Code Section 409A.
9.Stockholder Approval. The Policy was approved by the Company’s stockholders prior to the Company’s initial public offering. Unless otherwise required by applicable law, the Policy will not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, as a result of or in connection with an action taken with respect to this Policy as contemplated in Section 10.
10.Revisions. The Board or any Designated Committee may amend, alter, suspend, or terminate this Policy at any time and for any reason. No amendment, alteration, suspension, or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed in writing between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Designated Committee’s ability to exercise the powers granted to it with respect to Awards granted pursuant to this Policy prior to the date of such termination, including without limitation such applicable powers set forth in the Plan.

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